Exhibit 99.1

FOR IMMEDIATE RELEASE

January 12, 2021	Nasdaq Capital Markets - GTIM

GOOD TIMES RESTAURANTS PROVIDES BUSINESS UPDATE
AND REPORTS FIRST QUARTER SAME STORE SALES

(DENVER, CO) Good Times Restaurants Inc. (GTIM), operator of Bad Daddy’s Burger Bar and Good Times Burgers & Frozen Custard, today announced that year-over-year same store sales for its Good Times brand increased 22.1% for its first fiscal quarter ended December 29, 2020. Year-over-year same store sales at its Bad Daddy’s brand decreased 11.8% during the quarter compared to its fiscal 2020 first quarter, driven by the impact of the COVID-19 pandemic and associated government restrictions related to restaurant dining rooms, including the closure of dining rooms in its twelve Colorado Bad Daddy’s for part of November and all of December. Same store sales and average weekly sales at Bad Daddy’s and Good Times for each month of the quarter are as follows:

	Good Times Burgers & Frozen Custard		Bad Daddy’s Burger Bar
Fiscal Period	Same Store Sales[1]	Average Weekly Sales[2]	Same Store Sales[1]	Average Weekly Sales[2]

October (4 weeks)	15.0%	25,750	-2.7%	41,782
November (4 weeks)	22.4%	27,185	-8.2%	39,903
December (5 weeks3)	28.3%	26,536	-21.5%	35,680
First Quarter 2021	22.1%	26,446	-11.8%	38,856

1Same store sales include all company-owned restaurants currently open with at least 18 full fiscal periods of operating history.

2Average weekly sales include all company-owned restaurants.

3The December fiscal period for both fiscal 2020 and 2021 included both Thanksgiving Day and Christmas Day, during which all of the Company’s restaurants were closed in observance of the respective holidays.

During November and December, in compliance with government orders, the Company had dining rooms closed in its Colorado Bad Daddy’s restaurants, limiting service to patio dining, carry-out, and delivery. Same store sales for Colorado restaurants declined 36.6% in the December fiscal period compared to the prior year. Same store sales for restaurants outside of Colorado declined by 10.5% during the December fiscal period with average weekly sales of approximately $38,800, due in-part to the shift of the Christmas holiday from Wednesday to Friday, and also due to a reduction in traffic compared to the prior year in connection with reduced “bricks and mortar” holiday shopping activity, the relative absence of large group dining occasions, and elevated concern among customers regarding deteriorating headline COVID-19 metrics. On January 6, the Company re-opened the dining rooms in its Colorado Bad Daddy’s restaurants at 25% capacity in accordance with new guidelines applicable to those restaurants.

The Company ended the quarter with approximately $10 million in cash, $4.0 million outstanding on its revolving credit facility with Cadence Bank, and $11.6 million in outstanding PPP loans. Additionally, the Company began paying its broadline food suppliers under available quick-pay terms to earn discounts provided by its existing supply agreements.

Ryan Zink, President & CEO, said “We are pleased to continue into the first quarter of fiscal 2021 the momentum we had at the end of our prior year. We prepared for the potential lost sales due to dining room closures at Bad Daddy’s and during the first quarter we geared up to recapture some of those sales with the launch of our virtual brand, Bad Mama’s Chicken, continuing to demonstrate our team’s commitment to remain agile and to quickly respond to a rapidly changing operating environment. Our Good Times concept has benefitted from the closure of dining rooms in Colorado, and we believe that our sales have performed well in comparison to competitive QSR concepts in Colorado. Similarly at Bad Daddy’s, despite declines in same store sales, we believe both in Colorado and in our other markets that our same store sales performance compares favorably to our competitors in casual dining.”

About Good Times Restaurants Inc.: Good Times Restaurants Inc. (GTIM) owns, operates, franchises and licenses 39 Bad Daddy’s Burger Bar restaurants through its wholly owned subsidiaries. Bad Daddy’s Burger Bar is a full-service “small box” restaurant concept featuring a chef-driven menu of gourmet signature burgers, chopped salads, appetizers and sandwiches with a full bar and a focus on a selection of craft microbrew beers in a high-energy atmosphere that appeals to a broad consumer base. Additionally, through its wholly-owned subsidiaries, Good Times Restaurants Inc. operates and franchises a regional quick-service restaurant chain consisting of 32 Good Times Burgers & Frozen Custard restaurants located primarily in Colorado.

Good Times Forward Looking Statements: This press release contains forward looking statements within the meaning of federal securities laws. The words “intend,” “may,” “believe,” “will,” “should,” “anticipate,” “expect,” “seek” and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause the Company’s actual results to differ materially from results expressed or implied by the forward-looking statements. These risks include such factors as the disruption to our business from the novel coronavirus (COVID-19) pandemic and the impact of the pandemic on our results of operations, financial condition and prospects which may vary depending on the duration and extent of the pandemic and the impact of federal, state and local governmental actions and customer behavior in response to the pandemic, the lack of assurance that the full amount of the PPP loans will be forgiven, the uncertain nature of current restaurant development plans and the ability to implement those plans and integrate new restaurants, delays in developing and opening new restaurants because of weather, local permitting or other reasons, increased competition, cost increases or shortages in raw food products, and other matters discussed under the Risk Factors section of Good Times’ Annual Report on Form 10-K for the fiscal year ended September 29, 2020 filed with the SEC, and other filings with the SEC . Good Times disclaims any obligation or duty to update or modify these forward-looking statements.

Category: Financial

Good Times Restaurants Inc CONTACTS:

Ryan M. Zink, President and Chief Executive Officer (303) 384-1411

Christi Pennington (303) 384-1440